Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our audit report dated July 13, 2023, with respect to the balance sheet of Value Added Growth REIT IV LLC as of December 31, 2022, and the related statements of operations, members’ equity, and cash flows for the period from July 5, 2022 (inception) through December 31, 2022. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Spokane, Washington

September 14, 2023